FOR IMMEDIATE RELEASE

Contact:

Sean O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation
Tel: 845-425-2000

LeCroy Reports Second-Quarter Fiscal 2007 Financial Results

Total Orders Increase Sequentially by Nearly 20 Percent

CHESTNUT RIDGE, NY, January 24, 2007 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal second quarter ended December 31, 2006.

The highlights of the Company’s year-over-year (“YOY”) financial performance for the second quarter of fiscal 2007 are as follows:

(In millions, except per share data and percentages)	Q2 FY07 GAAP	Q2 FY06 GAAP	Q2 FY07 Pro Forma non-GAAP*	Q2 FY06 Pro Forma non-GAAP*	YOY Change Pro Forma non-GAAP*
Revenue	$38.1	$42.0	$38.1	$42.0	(9.3%)
Gross Margin	52.0%	60.9%	58.7%	61.9%	(5.2%)
Operating (Loss) Income	($7.7)	$4.2	$0.7	$6.1	(88.5%)
Operating Margin	(20.2%)	10.0%	1.8%	14.5%	(87.6%)
Net (Loss) Income	($7.7)	$2.2	($0.3)	$3.6	(108%)
Net (Loss) Income Per Diluted Share	($0.67)	$0.17	($0.02)	$0.29	(107%)

* A presentation of, and a reconciliation of, pro forma non-GAAP financial measures with the most directly comparable GAAP measures can be found in the financial tables below.

The pro forma non-GAAP results are a supplement to financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain significant primarily non-cash charges related to LeCroy’s October 2, 2006 and October 29, 2004 acquisitions of Catalyst Enterprises, Inc. (“Catalyst”) and Computer Access Technology Corporation (“CATC”), respectively, as well as share-based compensation costs, restructuring charges and loss on debt extinguishment, in each case as compared to LeCroy’s GAAP results for the three-month and six-months periods ended December 31, 2006 and 2005. For more information on LeCroy’s use of pro forma non-GAAP results, please refer to the section entitled Use of Non-GAAP Financial Measures below.

Financial Results

LeCroy reported second quarter fiscal 2007 revenue of $38.1 million with a GAAP gross margin of 52.0%. For the year-earlier quarter, revenue was $42.0 million with GAAP gross margin of 60.9%. LeCroy’s GAAP operating margin for the second quarter of fiscal 2007 was (20.2)%, and the Company reported a GAAP operating loss of $7.7 million and a GAAP net loss of $7.7 million, or ($0.67) per diluted share.

“GAAP operating loss for the second quarter of fiscal 2007 includes a number of charges directly and indirectly related to the acquisition of Catalyst,” said Chief Financial Officer Sean O’Connor. “These items include non-cash charges of $4.0 million directly related to the Catalyst acquisition for in-process research and development and $1.5 million for the incremental cost of sales related to the fair value adjustment to the acquired Catalyst inventory. In addition, we expensed approximately $1.0 million for the amortization of intangibles acquired from CATC and Catalyst, which represents an ongoing non-cash expense. Also, as a result of changes in the LeCroy product roadmap and organizational structure implemented in conjunction with the Catalyst acquisition, we incurred a charge of $500,000 for write-down of inventories and restructuring charges. Finally, the Company recorded share-based compensation expense of $1.4 million. All of these are non-cash expenses with the exception of $436,000 in restructuring severance expenses. Excluding those items, for the second quarter of fiscal 2007 the Company reported pro forma non-GAAP operating margin of 1.8 percent, or $692,000 of pro forma non-GAAP operating income.”

Comments on the Second Quarter

“Our financial results are in line with the preliminary financial results we provided in our news release on January 10,” said President and Chief Executive Officer Tom Reslewic. “As we discussed at that time, although second-quarter total orders increased by nearly 20 percent from the sequential first fiscal quarter to $39.5 million, LeCroy’s total orders for the first six months of fiscal 2007 were still disappointing at approximately $72.5 million. Based on results thus far in fiscal Q3 and the potential we see in our sales pipeline, we expect an increase in orders during the second half of fiscal 2007. Pro forma gross margins were 58.7 percent for the second quarter, compared with 60.8 percent for the sequential first quarter. Pro forma gross margins have remained in the range of 60 percent for the past several quarters.”

“As previously announced, our top-line difficulties can be attributed to three key factors,” said Reslewic. “First, compared with fiscal Q2 a year ago, average selling prices at the high end of our product line have declined approximately 15 percent. While unit sales of our high-end oscilloscopes have remained essentially stable, the competitive environment has driven down prices in this segment to a significant extent. Second, the new mid- to low-end oscilloscope products we have launched over the past three years have not produced the results we were anticipating in the U.S. and Asia-Pacific regions. Recent strength in sales of our new mid-range 1 and 2 GHz WaveRunner products has not been sufficient to reverse this longer-term trend. Finally, the industry’s adoption of the next-generation PCI Express Gen2, 6Gb SAS and UWB serial data standards is taking longer than we expected.”

On October 2, 2006, LeCroy completed its acquisition of Catalyst. Commenting on the acquisition, Reslewic added, “Catalyst’s performance exceeded our expectations and contributed more than 9% to our revenues for the second quarter. On an on-going basis, we expect the overall protocol solutions products to comprise 20 to 25 percent of our revenues. In the second quarter, our overall protocol solutions products were at the low end of this range.”

“Total orders grew nearly 20 percent sequentially in the second quarter, and excluding Catalyst, were up 14 percent,” Reslewic said. “Computers, semiconductors and consumer electronics continue to be LeCroy’s largest sector, contributing 34 percent of total orders compared with 32 percent in the sequential first quarter. Orders in the automotive and industrial sector were 18 percent of the total versus 23 percent last quarter. As a result of the Seagate/Maxtor merger, orders from the disk drive market remained slow in the second quarter, representing 14 percent of total orders compared with 10 percent in the first quarter. We expect disk drive orders to begin to rebound in the second half of fiscal 2007. The military/aerospace/government sector contributed 9 percent of the Q2 total, compared with 15 percent last quarter. The remaining second-quarter orders were from telecom, education and other sectors, all contributing roughly the same proportion of total orders as last quarter.”

“From a geographic standpoint, the European region continued to outperform all other markets on a year-over-year basis in the second quarter,” Reslewic said. “Including Catalyst, orders from Europe increased 26 percent sequentially and were 37 percent of total orders in the second quarter, compared with approximately 35 percent in Q1. Orders in the U.S. market were up 27 percent from the first quarter and represented 31 percent of the total, versus 29 percent last quarter. Orders in the Asia-Pacific region, including Japan were roughly flat sequentially, and amounted to 32 percent of the total versus 36 percent in the first quarter.”

Financial Guidance and Business Outlook

“While the sequential improvement in orders we experienced during the second quarter suggests improvement in LeCroy’s top line for the second half of the fiscal year, we are focusing our energies on returning LeCroy to strong top-line growth,” Reslewic said.

“First, we are working to increase our sales capacity for low- and mid-range oscilloscopes,” said Reslewic. “Orders for these products have remained strong in Europe, where we have a robust indirect sales channel. We currently are building a comparable indirect sales capacity in our U.S. market. We have established a nationwide network of manufacturers’ representatives to sell our mid- and low-end products. Having completed their initial training last week, this new sales force is now fully operational. We also plan to replicate the successful European indirect channel model in the Asia-Pacific region.”

“Our second top-line initiative focuses on the high-end purchaser,” Reslewic said. “We expect that having a strong indirect sales channel in the United States and, later, in the Asia-Pacific region will enable LeCroy’s existing direct sale force to sharpen its focus on the high end of the market. At the same time, we will be moving closer to launching our next generation of high-end products. On the strength of a new proprietary chipset and related applications technology, these new products have the potential to drive gains in market penetration similar to those we achieved in launching our WaveMaster product six years ago. The first of these high-end product offerings should emerge from our development pipeline before the end of calendar 2007.”

“Finally, we believe that our Protocol Solutions business will see accelerated growth once the expected industry rollout of next-generation technology begins gaining momentum,” said Reslewic. “We have developed three powerful new lines for the serial data market: 6Gb SAS products for next-generation storage, PCI Express Gen2 products for the higher speed PCI Express bus, and UWB test solutions for wireless USB applications. Thus far, demand for these products has come primarily from early adopter markets. When next-generation demand begins shifting towards mainstream purchasers, we expect LeCroy to demonstrate impressive market traction.”

“With increased sales capacity for high-, mid- and low-range products, sharper focus in our direct sales channel and a new generation of products at the high end, we expect LeCroy’s position to be continuously improved throughout the rest of 2007” Reslewic said.

“As previously reported, our fiscal 2007 revenue guidance of $155 to $160 million, including Catalyst, reflects an anticipated 10 to 17 percent increase in orders for the second half of the year to the range of $80 to $85 million,” said Reslewic. “Given the challenges we face on the top line, we have taken steps to control our expenses, taking care to protect the programs we need to drive growth for the long term. We still expect pro forma operating margin to be in the high single digits for the second half of fiscal 2007 and approximately 7.5 percent for the full fiscal year. Pro forma non-GAAP operating income for fiscal 2007 is currently expected to be in the range of $11 to $13 million.”

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, January 24, 2007 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com. The call also may be accessed by dialing (800) 289-0546 or (913) 981-5534. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" - capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to expectations regarding: disk drive orders in the remainder of fiscal 2007; increased revenue in the remainder of fiscal 2007; LeCroy’s strategy to increase sales capacity for low and mid-range oscilloscopes; LeCroy’s plan to establish an indirect sales force in the US and Asia-Pacific to focus on low and mid-range sales, the market launch timing and impact of LeCroy’s next generation high-end scopes and their ability to drive gains in market penetration; the accelerated growth in the protocol solutions business; the release and acceptance of new products; market conditions and customer acceptance of existing and newly launched products; future sales of LeCroy’s high-end products; the future impact of PCI Express Gen2, UWB and 6Gb SAS standards on LeCroy’s future product sales; the future contribution of the overall protocol analyzer business to revenues; the fiscal 2007 demand environment and LeCroy’s potential for growth in fiscal 2007; and LeCroy’s financial guidance for fiscal 2007 revenue, pro forma non-GAAP operating income and pro-forma non-GAAP operating margin. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company’s ability to anticipate changes in the market, the availability and timing of funding for the Company’s current products, the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company's reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include "non-GAAP financial measures." A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

We define pro forma non-GAAP gross profit as gross profit as reported under GAAP less charges for write-down of inventory, share-based compensation costs included in cost of sales, the incremental cost of sales related to the fair value adjustment for the acquired Catalyst inventory, and the amortization of intangible assets acquired from CATC and Catalyst. The Company owns other intangible assets, which are amortized in the normal course of business for which the amortization of those assets is not singled out herein as a pro forma adjustment. In addition, depreciation on other depreciable assets acquired from CATC and Catalyst, most notably property and equipment, is not singled out herein as a pro forma adjustment. Pro forma non-GAAP gross margin is computed as pro forma gross profit as a percentage of total revenues. Pro forma non-GAAP gross profit and pro forma non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define pro forma non-GAAP operating income as operating (loss) income reported under GAAP less charges for write-down of inventory, charge for acquired in-process research and development, share-based compensation costs, amortization of intangible assets acquired from CATC and Catalyst, the incremental cost of sales related to the fair value adjustment for the acquired Catalyst inventory, and restructuring costs. Pro forma non-GAAP operating margin is computed as pro forma non-GAAP operating income as a percentage of total revenues. Pro forma non-GAAP operating income and pro forma non-GAAP operating margin are not substitutes for comparable GAAP measures.

We define pro forma non-GAAP net (loss) income as net (loss) income reported under GAAP less charges for write-down of inventory, charge for acquired in-process research and development, share-based compensation costs, amortization of intangible assets acquired from CATC and Catalyst, the incremental cost of sales related to the fair value adjustment for the acquired Catalyst inventory, restructuring costs, and loss on extinguishment of debt, net of applicable income taxes, such that the effective blended statutory rate for pro forma non-GAAP net (loss) income is approximately 35% and 28%, on a year to date basis, for each of the full fiscal 2006 and 2007 years, respectively. Pro forma non-GAAP net (loss) income is not a substitute for GAAP net (loss) income.

We define pro forma non-GAAP net (loss) income per diluted common share as pro forma non-GAAP net (loss) income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible bond, on a GAAP basis, as applicable. Pro forma non-GAAP net (loss) income per diluted common share is not a substitute for GAAP net (loss) income per diluted common share.

Pro forma non-GAAP gross profit, pro forma non-GAAP gross margin, pro forma non-GAAP operating (loss) income, pro forma non-GAAP operating margin, pro forma non-GAAP net (loss) income and pro forma non-GAAP net (loss) income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of our pro forma non-GAAP financial measures with, the most directly comparable GAAP measures are included in the accompanying financial data.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Three months ended	Six months ended
December 31,	December 31,

In thousands, except per share data	2006	2005	2006	2005

Revenues:
Test and measurement products	$ 36,258	$ 39,996	$ 71,556	$ 79,120
Service and other	1,858	2,026	3,601	3,960
Total revenues	38,116	42,022	75,157	83,080

Cost of revenues:
Share-based compensation	52	10	87	33
Other costs of revenues	18,242	16,424	33,030	32,466
	18,294	16,434	33,117	32,499

Gross profit	19,822	25,588	42,040	50,581

Operating expenses:
Selling, general and administrative:
Share-based compensation	1,040	1,080	2,319	1,984
Other selling, general and administrative expenses	13,641	12,514	25,208	24,853
	14,681	13,594	27,527	26,837

Research and development:
Share-based compensation	334	439	755	855
Other research and development expenses	12,511	7,367	19,742	14,375
	12,845	7,806	20,497	15,230

Total operating expenses	27,526	21,400	48,024	42,067

Operating (loss) income	(7,704)	4,188	(5,984)	8,514

Loss on extinguishment of debt	(446)	-	(446)	-
Other, net	(1,260)	(682)	(2,049)	(1,391)
Other expense, net	(1,706)	(682)	(2,495)	(1,391)

(Loss) income before income taxes	(9,410)	3,506	(8,479)	7,123
(Benefit) provision for income taxes	(1,754)	1,329	(1,432)	2,713
Net (loss) income	$ (7,656)	$ 2,177	$ (7,047)	$ 4,410

Net (loss) income per common share
Basic	$ (0.67)	$ 0.18	$ (0.59)	$ 0.36
Diluted	$ (0.67)	$ 0.17	$ (0.59)	$ 0.36

Weighted average number of common shares:
Basic	11,492	12,195	11,858	12,149
Diluted	11,492	12,467	11,858	12,402

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	June 30,
In thousands	2006	2006

ASSETS
Current assets:
Cash and cash equivalents	$ 14,354	$ 16,972
Accounts receivable, net	28,297	28,867
Inventories, net	38,298	34,041
Other current assets	10,645	13,237
Total current assets	91,594	93,117

Property and equipment, net	21,711	20,359
Goodwill	106,280	78,473
Other non-current assets	14,987	10,025

TOTAL ASSETS	$ 234,572	$ 201,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 16,211	$ 19,282
Current portion of bank debt and capital leases	353	13,430
Accrued expenses and other current liabilities	14,952	13,408
Total current liabilities	31,516	46,120

Long-term bank debt	10,000	24,700
Senior convertible notes	72,000	-
Deferred revenue and other non-current liabilities	4,901	1,451
Total liabilities	118,417	72,271

Stockholders’ equity	116,155	129,703

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 234,572	$ 201,974

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO PRO FORMA NON-GAAP RESULTS

(UNAUDITED)

	Three months ended		Six months ended
	December 31,	December 31,	December 31,	December 31,
In thousands	2006	2005	2006	2005

GAAP gross profit, as reported	$ 19,822	$ 25,588	$ 42,040	$ 50,581

Pro forma adjustments:
Charge for write-down of inventory	55	-	55	-
Share-based compensation	52	10	87	33
Incremental cost of sales related to fair-value adjustment to inventory	1,524	-	1,524	-
Amortization of intangible assets acquired	916	407	1,175	843
Pro forma non GAAP gross profit	$ 22,369	$ 26,005	$ 44,881	$ 51,457

	Three months ended		Six months ended
	December 31,	December 31,	December 31,	December 31,
In thousands	2006	2005	2006	2005

GAAP operating (loss) income, as reported	$ (7,704)	$ 4,188	$ (5,984)	$ 8,514

Pro forma adjustments:
Charge for acquired in-process research and development	4,000	-	4,000	-
Charge for write-down of inventory	55	-	55	-
Share-based compensation	1,426	1,530	3,161	2,871
Amortization of intangible assets acquired	955	407	1,214	860
Incremental cost of sales related to fair-value adjustment to inventory	1,524	-	1,524	-
Restructuring costs	436	-	436	-
Pro forma non GAAP operating income	$ 692	$ 6,125	$ 4,406	$ 12,245

	Three months ended		Six months ended
	December 31,	December 31,	December 31,	December 31,
In thousands	2006	2005	2006	2005

GAAP net (loss) income, as reported	$ (7,656)	$ 2,177	$ (7,047)	$ 4,410

After-tax effect of pro forma adjustments:
Charge for acquired in-process research and development (no tax benefit)	4,000	-	4,000	-
Charge for write-down of inventory	35	-	35	-
Share-based compensation	1,252	1,119	2,428	2,123
Amortization of intangible assets acquired	602	266	765	546
Incremental cost of sales related to fair-value adjustment to inventory	960	-	960	-
Restructuring costs	275	-	275	-
Loss on extinguishment of debt	281	-	281	-
Pro forma non GAAP net (loss) income	$ (251)	$ 3,562	$ 1,697	$ 7,079

	Three months ended		Six months ended
	December 31,	December 31,	December 31,	December 31,
In thousands, except per share data	2006	2005	2006	2005

Net (loss) income per common share
Diluted, as reported	$ (0.67)	$ 0.17	$ (0.59)	$ 0.36
Diluted, pro forma	$ (0.02)	$ 0.29	$ 0.14	$ 0.57

Weighted average number of common shares:
Diluted, as reported	11,492	12,467	11,858	12,402
Diluted, pro forma	11,492	12,467	11,858	12,402